Exhibit 3.4
CERTIFICATE OF AMENDMENT
TO THE
SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CAVA GROUP, INC.
CAVA Group, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.The amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) set forth herein has been duly adopted in accordance with Sections 242 and 228 of the DGCL.
2.The last sentence in Section 4.2.6(a) of Article IV of the Certificate of Incorporation is hereby deleted and replaced with the following sentence:
““Qualified Public Offering” shall mean a firmly underwritten public offering of Common Stock with gross offering proceeds in excess of Fifty Million Dollars ($50,000,000).”
3.This Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of State of the State of Delaware.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation to be duly executed this 5th day of June, 2023.

CAVA GROUP, INC.

By:	/s/ Brett Schulman
	Name:	Brett Schulman
	Title:	President and CEO
[Signature Page to Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation]